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EXHIBIT 23.4

Consent of Keefe, Bruyette & Woods, Inc.

October 2, 2007

        We hereby consent to the use in this Registration Statement on Form S-4 of the form of our letter to the Board of Directors of TSB Financial Corporation included as Annex B to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Keefe, Bruyette & Woods, Inc.
/s/ SCOTT R. ANDERSON
Name:	Scott R. Anderson
Title:	Managing Director

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  EXHIBIT 23.4
Consent of Keefe, Bruyette & Woods, Inc.